Exhibit 2.3

Execution Version

SECOND AMENDMENT TO

PURCHASE AND SALE AGREEMENT

This Second Amendment to Purchase and Sale Agreement (this “Second Amendment”), dated as of June 20, 2017 (the “Second Amendment Execution Date”), is made and entered into by and among EXCO Operating Company, LP, a Delaware limited partnership, and EXCO Land Company, LLC, a Delaware limited liability company (collectively, “Seller”) and VOG Palo Verde LP, a Delaware limited partnership (“Buyer”). Seller and Buyer are each referred to as a “Party” and collectively referred to as the “Parties.” Capitalized terms used but not defined in this Second Amendment shall have the meanings given to such terms in the PSA (as hereinafter defined).

WHEREAS, Seller and Buyer are parties to that certain Purchase and Sale Agreement, dated as of April 7, 2017 (as amended by the First Amendment, this Second Amendment and as further amended from time to time, the “PSA”);

WHEREAS, Seller and Buyer have entered into that certain First Amendment to Purchase and Sale Agreement, dated as of May 31, 2017 (the “First Amendment”), pursuant to which the Parties agreed, among other things, to extend the Scheduled Closing Date and the Outside Date, as more specifically set forth in the First Amendment; and

WHEREAS, Seller and Buyer desire to further amend the PSA as more specifically set forth in this Second Amendment.

NOW, THEREFORE, in consideration of the closing of the transactions contemplated under the PSA, the mutual promises and covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Amendments to the PSA. Pursuant to Section 13.12 of the PSA and notwithstanding anything to the contrary in the PSA or the First Amendment, the Parties agree that the following amendments to the PSA are made effective as of the Execution Date:

(a) The attached Exhibit J (Applicable Lease) is hereby added as a new Exhibit J to the PSA.

(b) The following defined term is hereby added to Section 1.1 of the PSA immediately following the defined term “Applicable Contracts” and immediately preceding the defined term “Applicable Lease Amendment”:

““Applicable Lease” shall have the meaning set forth in Section 7.17.”

(c) The following defined term is hereby added to Section 1.1 of the PSA immediately following the defined term “Applicable Lease” and immediately preceding the defined term “Arbitration Notice”:

““Applicable Lease Amendment” shall have the meaning set forth in Section 7.17.”

(d) The definition of “Deposit” in Section 1.1 of the PSA is hereby deleted in its entirety and replaced with the following language:

““Deposit” shall mean an amount equal to the Initial Deposit Amount, less the Released Amount, together with any interest earned thereon.”

(e) The following defined term is hereby added to Section 1.1 of the PSA immediately following the defined term “Individual Title Defect Threshold” and immediately preceding the defined term “Instruction Letter”:

““Initial Deposit Amount” shall have the meaning set forth in Section 3.2.”

(f) The definition of “Outside Date” in Section 1.1 of the PSA is hereby deleted in its entirety and replaced with the following language:

““Outside Date” shall mean July 21, 2017; provided that, if Seller elects to extend the Scheduled Closing Date pursuant to Section 2.4, then the “Outside Date” shall mean August 15, 2017.”

(g) The following defined term is hereby added to Section 1.1 of the PSA immediately following the defined term “Recourse Parties” and immediately preceding the defined term “Remediation”:

““Released Amount” shall mean $20,000,000.”

(h) The first sentence of Section 2.4 of the PSA is hereby deleted in its entirety and replaced with the following language:

“Subject to the conditions set forth in this Agreement, the sale by Seller and the purchase by Buyer of the Assets pursuant to this Agreement (the “Closing”) shall occur on or before 9:00 a.m. (Prevailing Central Time) on July 21, 2017 (the “Scheduled Closing Date”) or such other date as Buyer and Seller may agree upon in writing; provided that, if as of July 18, 2017, Seller reasonably expects that one or more of the conditions to Closing in Section 4.2 cannot be satisfied on or before July 21, 2017 (and such conditions have not been waived by Buyer), Seller shall have a one-time option to extend the Scheduled Closing Date to August 15, 2017, by delivering written notice to Buyer of such election on or before 5:00 p.m. (Prevailing Central Time) on July 21, 2017. If Seller exercises such option, the Scheduled Closing Date shall be deemed to be August 15, 2017. Notwithstanding the foregoing, to the extent all of the conditions to Closing in Article IV have been satisfied or waived prior to the Scheduled Closing Date (as the same may be extended pursuant to this Section 2.4), then Closing shall occur 10 Business Days after such conditions have been satisfied or waived.”

(i) The first sentence of Section 3.2 of the PSA is hereby deleted in its entirety and replaced with the following language:

“Concurrently with the execution of this Agreement, Buyer has deposited by wire transfer in same day funds into the Escrow Account an amount equal to 10% of the Purchase Price (the “Initial Deposit Amount”).”

(j) The following is hereby added as a new Section 7.17 of the PSA:

“7.17 Applicable Lease Amendment. Seller agrees to use commercially reasonable efforts (at Seller’s sole cost and expense) to negotiate and execute an extension of the Lease set forth on Exhibit J (the “Applicable Lease”) on or before the Closing Date extending the primary term of such Applicable Lease as to all acreage covered by the Applicable Lease until no earlier than February 1, 2018, but otherwise preserving the terms and conditions of the Applicable Lease (the “Applicable Lease Amendment”); provided that, in the event Seller is unable to negotiate and execute such Applicable Lease Amendment on or before the Closing Date, then (i) the Applicable Lease shall be excluded from the Assets to be conveyed to Buyer at Closing, (ii) the Purchase Price shall be adjusted downward by the Allocated Value thereof and (iii) such Applicable Lease shall be deemed to be an Excluded Asset for all purposes hereunder. Seller also agrees to use commercially reasonable efforts (at Seller’s sole cost and expense) to negotiate and execute an amendment of the Applicable Lease on or before the Closing Date tolling any and all offset drilling obligations (including any obligation to pay compensatory royalties for failure to drill any offset well) during such extended primary term provided for in the Applicable Lease Amendment; provided that, if following the Closing Date but prior to December 1, 2017, Buyer incurs an obligation to pay the lessor of the Applicable Lease any compensatory royalties, then Seller shall promptly reimburse Buyer for one hundred percent (100%) of the amount of any such compensatory royalties paid by Buyer.”

2. Agreement with Respect to Certain Closing Conditions. Notwithstanding anything in the PSA to contrary, and without prejudice to any other rights or obligations of the Parties under the PSA (including, for the avoidance of doubt, any of the Parties’ respective rights and obligations under Section 11.1 of the PSA or Article XII of the PSA), the Parties acknowledge and agree to the following, effective as of the Second Amendment Execution Date:

(a) The failure to satisfy Buyer’s conditions to Closing (i) under Section 4.2(b) of the PSA as a result of the breach of Section 7.1(b)(i) of the PSA and (ii) under Section 4.2(a)(ii) of the PSA as a result of the breach of Section 5.6(b) of the PSA, in each case, solely to the extent described in that certain Notice of Termination for Failure of Conditions to Closing under the PSA from Buyer to Seller, dated as of June 7, 2017 (the “Termination Notice”) shall be deemed satisfied upon the earlier to occur of (A) full, final and non-appealable reinstatement of Transaction Confirmation #7 (as defined in the Termination Notice) or (B) implementation of a final, binding commercial arrangement replacing or modifying Transaction Confirmation #7, which commercial arrangement shall be in a form and subject to terms and conditions acceptable to Buyer in its sole discretion.

(b) The failure to satisfy Buyer’s condition to Closing under Section 4.2(b) of the PSA as a result of the breach of Section 7.1(a)(i) of the PSA, solely to the extent described in the Termination Notice, shall be deemed satisfied upon the occurrence of the following: (i) each of the wells that were shut in as a result of the facts and circumstances described in the Termination Notice, together with any additional wells included in the Assets (as defined in the PSA) that are subsequently shut in as a result of the facts and circumstances described in the Termination Notice (collectively, the “Shut-in Wells”) shall have been brought back online and continuously producing oil and (ii) the sum of the Average Daily Production from all of the Shut-in Wells is equal to or greater than 93% of the May 2017 Average Daily Production. For the purposes of this Section 2(b):

(i) “Average Daily Production” with respect to each individual Shut-in Well, shall mean the aggregate oil production (measured in gross Bopd) produced from such Shut-in Well during all Production Days occurring during the Production Period for such Shut-in Well, divided by the total number of Production Days occurring during the Production Period for such Shut-in Well, as represented at the end of the Production Period for such Shut-in Well on an Excel spreadsheet in a form substantially similar to Annex II attached hereto, which spreadsheet shall indicate for each Downtime Day for each Shut-in Well the Non-CHK Issue(s) giving rise to such Downtime Day.

(ii) “Baseline Rate” with respect to each individual Shut-in Well, shall mean the production rate specified for such Shut-in Well in the column titled “Baseline Rate” in Annex II.

(iii) “Downtime Day” with respect to each individual Shut-in Well, shall mean any calendar day during which such Shut-in Well is not online and continuously producing oil at a rate equal to or above 25% of the Baseline Rate for such Shut-in Well during such calendar day as a result of any Non-CHK Issue.

(iv) “May 2017 Average Daily Production” means 6,247 gross Bopd.

(v) “Non-CHK Issues” means impediments to oil production other than as a result of the facts and circumstances described in the Termination Notice that arise in the ordinary course of operations, including weather impacts, gas pipeline or downstream capacity, other Third Party constraints and/or temporary shut-in of wells (such as in the event of a Third Party operator’s operations).

(vi) “Production Day” with respect to a Shut-in Well, shall mean any calendar day during which such Shut-in Well is online and continuously producing oil, but excluding any Downtime Day.

(vii) “Production Period” with respect to each individual Shut-in Well, shall mean the first 30-day period beginning on the date such Shut-in Well is brought back online and is continuously and primarily producing oil (and not water).

3. Released Amount. Concurrently with the execution of this Second Amendment, the Parties have executed and delivered an Instruction Letter in the form attached hereto as Annex I instructing the Escrow Agent to release to Buyer an amount equal to the Released Amount. This Second Amendment is conditioned upon and subject in all respects to satisfaction by the Parties of the obligations in this Section 3.

4. Confirmation; No Waiver. Except as otherwise provided herein, the provisions of the PSA shall remain in full force and effect in accordance with their respective terms following the execution of this Second Amendment. All references to the PSA shall be considered to be references to the PSA as modified by this Second Amendment. Nothing in this Second Amendment shall be deemed or shall constitute a waiver of any provision of the PSA or of any rights or obligations of the Parties with respect to facts and circumstances arising on or before the date hereof, including, for the avoidance of doubt, any of the Parties’ respective conditions, rights and obligations under Section 4.2, Section 11.1 and Article XII of the PSA.

5. Entire Agreement. THIS SECOND AMENDMENT, THE PSA, THE ANNEXES, THE EXHIBITS AND THE SCHEDULES TO THE PSA, THE TRANSACTION DOCUMENTS AND THE CONFIDENTIALITY AGREEMENT COLLECTIVELY CONSTITUTE THE ENTIRE AGREEMENT AMONG SELLER AND BUYER PERTAINING TO THE SUBJECT MATTER HEREOF AND SUPERSEDE ALL PRIOR AGREEMENTS, UNDERSTANDINGS, NEGOTIATIONS AND DISCUSSIONS, WHETHER ORAL OR WRITTEN, OF SELLER AND BUYER PERTAINING TO THE SUBJECT MATTER HEREOF.

6. Counterparts. This Second Amendment may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all of such counterparts shall constitute for all purposes one agreement. Any signature hereto delivered by a Party by facsimile transmission shall be deemed an original signature hereto.

7. Severability. If any term or other provision of this Second Amendment is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Second Amendment shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any of the Parties. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Second Amendment so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

8. Amendment. This Second Amendment may be amended only by an instrument in writing executed by the Party against whom enforcement is sought.

9. Governing Law. THIS SECOND AMENDMENT AND THE LEGAL RELATIONS AMONG THE PARTIES SHALL BE GOVERNED AND CONSTRUED IN

ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, EXCLUDING ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT WOULD REQUIRE THE APPLICATION OF ANY OTHER LAW. EACH OF THE PARTIES CONSENT TO THE EXERCISE OF JURISDICTION IN PERSONAM BY THE COURTS OF THE STATE OF TEXAS FOR ANY ACTION ARISING OUT OF THIS SECOND AMENDMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. ALL ACTIONS OR PROCEEDINGS WITH RESPECT TO, ARISING DIRECTLY OR INDIRECTLY IN CONNECTION WITH, OUT OF, RELATED TO OR FROM THIS SECOND AMENDMENT SHALL BE EXCLUSIVELY LITIGATED IN COURTS HAVING SITES IN DALLAS COUNTY, TEXAS. EACH OF THE PARTIES WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SECOND AMENDMENT.

[Signature pages follow.]

IN WITNESS WHEREOF, the Parties have executed and delivered this Second Amendment as of the date first written above.

SELLER:

EXCO OPERATING COMPANY, LP

By: EXCO Partners OLP GP, LLC, its general partner

By:	/s/ Harold H. Jameson
Name:	Harold H. Jameson
Title:	Chief Operating Officer

EXCO LAND COMPANY, LLC

By:	/s/ Harold H. Jameson
Name:	Harold H. Jameson
Title:	Chief Operating Officer

[Signature Page to Second Amendment to Purchase and Sale Agreement]

BUYER:

VOG PALO VERDE LP

By: VOG Palo Verde GP LLC, its general partner

By:	/s/ R. Scott Garrick
Name:	R. Scott Garrick
Title:	Chief Executive Office

[Signature Page to Second Amendment to Purchase and Sale Agreement]